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                                                                    EXHIBIT 10.1

                             [DEPOTECH LETTERHEAD]

June 11, 1998


Terrence C. Chew, M.D.
4686 Wispering Woods Court
San Diego, CA  92130


Dear Terry:

On behalf of DepoTech Corporation, I am pleased to extend to you an offer of regular full-time employment for the position of Vice President, Clinical Development. You will report to me in my role as Medical Director. Your responsibilities will include, but will not be limited to:

- Managing the clinical trials of the company. This will include designing trials, recruiting investigators, and efficiently executing the trials to a high standard of quality, as well as serving as the medical monitor for these trials and reviewing and approving the safety of human exposure to DepoTech's products. It will also include the selection of clinical research organizations and supervision of studies they perform on behalf of the company.
- Managing the personnel who make up the clinical department of the Company. This currently includes the Associate Director of Clinical Development, the Clinical Research Associate Staff, and support staff.
- Managing clinical trials data. This includes selection of appropriate informatics systems, supervision of data acquisition and quality, and management of biostatistical functions.
- Preparation of clinical trials reports and the clinical components of regulatory documents.
- Representing the Company on medical issues to the public, physicians, investigators, regulatory and legal agencies, other companies, and investors.
- Providing advice on the selection of products for internal development, on preclinical research and development efforts, and on products and technologies considered for licensing.
- Assisting in the management of the company as a member of the Senior Management Committee.

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Terrence C. Chew, M.D.
2


We are pleased to offer you the following compensation package, contingent on the approval of the Board of Directors:

- A semi-monthly salary of $7,500.00 (One Hundred Eighty Thousand Dollars annualized). DepoTech's payroll is paid twice monthly, on the fifteenth day and the last working day of the month.

- A bonus in the amount of $20,000.00 (Twenty Thousand Dollars) to be paid within thirty days of the commencement date of your employment with the Company.

- In addition to salary and bonus, we will recommend to the Compensation Committee of the Board of Directors that you be granted an Incentive Stock Option for the purchase of 60,000 (Sixty Thousand) shares of DepoTech common stock vesting over 3 years (25% on the commencement date of your employment), then in equal monthly increments for the following three years).

- In addition to this salary and stock option package, you will be eligible to participate fully in the Company's benefit program including all health related benefits, 401(k) Savings Plan, Flexible Time Off (FTO) plan and the Employee Stock Purchase Plan (ESPP). You will receive the pro-rated Flexible Time Off (FTO) benefit based on the number of hours you work. The Human Resources team at DepoTech can provide you information on the specifics of these benefits.

- In order to provide you with additional fiscal security, if your employment is terminated at any time during the first twelve (12) months of employment, for reasons other than cause, you shall be entitled to receive severance equal to base salary for twelve (12) months less the number of months that you have worked at DepoTech with the minimum severance equal to four (4) months base salary.

- Finally, you will be eligible to participate in our Management Incentive Bonus Program. This program provides the opportunity to receive cash bonuses (target bonus of 20%) based on both individual and Company performances, and stock options if and when they are granted to the senior management of the Company.


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Terrence C. Chew, M.D.
3



This offer of employment shall supersede all previous offers, written or oral. Employment at DepoTech is not for a specific term, and may be terminated by you for any reason, and by the Company only for cause during the first twelve (12) months of employment. After twelve months of regular full-time employment, the Company may terminate your employment for any reason, with or without cause. This at-will arrangement may be changed only with the express written consent of you and an officer of the company. DepoTech Corporation reserves the right to change your position or duties as the course of business dictates.

The nature of our work also requires that you sign agreements concerning confidentiality and inventions. As required by law, this offer of employment is subject to satisfactory proof of your eligibility to work in the United States. In addition to providing satisfactory proof of your eligibility to work in the United States, you must also complete and sign the Drug Enforcement Administration (DEA) Screening Information for Working With Controlled Substances questionnaire. Please note that this information will be kept confidential and will only be shared with the DEA in the event that your position within DepoTech requires you to work with controlled substances.

As we initiate and complete clinical development and trials, and focus on commercializing our products, we are confident that you will make a significant contribution to the Company's success!

If you have any questions about this offer, please feel free to ask. I look forward to your decision to join the DepoTech team.

Sincerely,


For /s/ STEPHEN HOWELL

By /s/  JOHN LONGENECKER

Stephen B. Howell, M.D.
Medical Director




Please sign and date this letter acknowledging your understanding and acceptance of this offer and the agreement contained herein. Return this letter to the Human Resources Department as soon as possible.


                               Start Date 7/20/98


By: /s/ T. CHEW                                Date:   7/6/98
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